Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations
Amy Carpi, (203) 656-7651
amy.carpi@jetblue.com

Corporate Communications
Gareth Edmondson-Jones, (718) 709-3060
gareth.edmondson-jones @jetblue.com

JETBLUE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2004 EARNINGS

Low-Fare Carrier Achieves Sixteenth Consecutive Quarter of Profitability

New York, NY (January 27, 2005) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2004:

•                  Operating revenues for the quarter totaled $334.0 million, representing growth of 27.0% over operating revenues of $262.9 million in the fourth quarter of 2003.  For the full year, operating revenues totaled $1.27 billion, representing growth of 26.8% over operating revenues of $998.4 million for the full year 2003.

•                  Operating income in the quarter was $12.2 million, resulting in a 3.7% operating margin, compared to operating income of $35.0 million and a 13.3% operating margin in the fourth quarter of 2003.  For the full year 2004, operating income was $112.9 million, resulting in an operating margin of 8.9%.  This compares with operating income of $168.8 million and a 16.9% operating margin for the full year 2003.

•                  Net income for the quarter was $2.4 million, representing earnings of $0.02 per diluted share, compared with fourth quarter 2003 net income of $19.5 million, or $0.17 per diluted share.  For the full year 2004, net income totaled $47.5 million, or $0.43 per diluted share, compared with net income of $103.9 million, or $0.96 per diluted share, for the full year 2003.  Results for the full year 2003 reflect the receipt of $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act.  Net of income taxes and profit sharing, this amounts to $11.5 million, or $0.11 per diluted share for the twelve months ended December 31, 2003.

 “I’m extremely proud of the efforts our crewmembers made this quarter, a very tough one characterized by continued high fuel prices and weak yields,” said David Neeleman, JetBlue’s Chairman and CEO.  “Many challenges remain as we start our sixth year of operations, yet we are confident that we have the capital structure, the low cost base and the customer loyalty to allow us to continue to grow and prosper over the long term.”

During the fourth quarter of 2004, JetBlue achieved a completion factor of 99.9% of scheduled flights, compared to 99.6% in 2003.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 80.1% in the fourth quarter of 2004 compared to 86.7% for the same period in 2003.  For the full year 2004, JetBlue achieved a completion factor of 99.4% versus 99.5% reported for the full year 2003.  On-time performance for the full year 2004 was 81.6%, compared to 84.3% for the full year 2003.  The Company attained a load factor in the fourth quarter of 2004 of 82.9%, a decrease of 0.2 points on a capacity increase of 36.2% over the fourth quarter of 2003.  Load factor for the full year 2004 was 83.2%, a decrease of 1.3 points on a capacity increase of 38.6%.

Dave Barger, President and COO, commented, “The JetBlue Team, now over 7,500 strong, rose to the occasion to meet the unique challenges of 2004.  In 2005, the breadth of our airline will continue to develop as we add another fifteen A320 aircraft to our route system, launch our new fleet of Embraer

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E190 aircraft later this year, further grow our route network, and expand our home base here in New York City.”

For the fourth quarter 2004, operating revenues increased by 27.0% over 2003 to $334.0 million.  Revenue passenger miles increased 36.0% from the fourth quarter of 2003 to 4.2 billion.  Yield per passenger mile was 7.58 cents, down 7.1% compared to 2003 on a 1.7% increase in average length of haul.  Operating revenue per available seat mile (RASM) decreased 6.7% year-over-year to 6.56 cents.  Available seat miles grew 36.2% to 5.1 billion.  Operating expenses for the fourth quarter were $321.8 million, up 41.2% from the fourth quarter of 2003.  Operating expense per ASM (CASM) for the fourth quarter 2004 increased 3.7% year-over-year to 6.32 cents.  During the quarter, realized fuel price was $1.24 per gallon, a 47.4% increase over fourth quarter 2003 realized fuel price of $0.84.  As a result of its fuel hedging program, JetBlue realized a $13.1 million benefit in the fuel expense line in the fourth quarter and a $37.0 million benefit for the full year 2004.  JetBlue ended the year with $449.2 million in cash and short-term investments.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 27, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 70 new Airbus A320 aircraft and plans to add 14 additional A320s and 7 Embraer E190s to its fleet in 2005. Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 276 flights a day and serves 30 destinations in 12 states, Puerto Rico, the Dominican Republic and The Bahamas.

All JetBlue aircraft feature roomy leather seats; all equipped with an in-seat digital entertainment system offering up to 36 channels of free DIRECTV® programming. On many flights, a selection of first-run movies and bonus features from FOX InFlight Premium Entertainment may be available. (*)

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With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-200-9898 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on www.jetblue.com.

(*) DIRECTV® service is not available on flights between JFK and Puerto Rico or the Dominican Republic; however, where available, FOX InFlight Premium Entertainment is offered complimentary on these routes.

# # #

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the Embraer E190 aircraft into our operations, our significant fixed obligations and our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices and interest rates, our dependence on the New York market, seasonal fluctuations in our operating results, our reliance on sole suppliers, government regulation, the loss of key personnel and potential problems with our workforce, the potential liability associated with the handling of our customer data and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Percent		Twelve Months Ended December 31,		Percent
	2004	2003	Change		2004	2003	Change

OPERATING REVENUES
Passenger (1)	$320,365	$253,720	26.3		$1,220,758	$965,091	26.5
Other	13,671	9,224	48.2		45,214	33,260	35.9
Total operating revenues	334,036	262,944	27.0		1,265,972	998,351	26.8

OPERATING EXPENSES
Salaries, wages and benefits	89,377	72,731	22.9		337,118	267,334	26.1
Aircraft fuel	80,192	40,598	97.5		255,366	147,316	73.3
Landing fees and other rents	23,097	17,242	33.9		91,181	68,691	32.7
Aircraft rent	17,668	16,304	8.4		70,216	59,963	17.1
Sales and marketing	16,775	12,552	33.6		63,198	53,587	17.9
Depreciation and amortization	23,233	14,904	55.9		76,540	50,397	51.9
Maintenance materials and repairs	12,495	8,661	44.3		44,901	23,114	94.3
Other operating expenses	58,993	44,952	31.2		214,509	159,116	34.8
Total operating expenses	321,830	227,944	41.2		1,153,029	829,518	39.0

OPERATING INCOME	12,206	35,000	(65.1)		112,943	168,833	(33.1)

Operating margin	3.7%	13.3%	(9.6	)pts.	8.9%	16.9%	(8.0	)pts.

OTHER INCOME (EXPENSE)
Interest expense	(16,966)	(8,823)	92.3		(53,478)	(28,897)	85.1
Capitalized interest	3,011	1,556	93.5		8,874	5,203	70.6
Interest income and other	2,483	2,786	(10.9)		8,483	7,539	12.5
Government compensation (2)	—	—			—	22,761
Total other income (expense)	(11,472)	(4,481)			(36,121)	6,606

INCOME BEFORE INCOME TAXES	734	30,519	(97.6)		76,822	175,439	(56.2)

Income tax expense	(1,659)	10,979			29,355	71,541

NET INCOME	$2,393	$19,540	(87.8)		$47,467	$103,898	(54.3)

EARNINGS PER COMMON SHARE:

Basic	$0.02	$0.19			$0.46	$1.07
Diluted	$0.02	$0.17			$0.43	$0.96

Weighted average shares outstanding:
Basic	103,969	101,664			103,179	97,274
Diluted	110,738	112,081			110,809	109,504

(1)          During the fourth quarter of 2004, we recorded additional passenger revenue of $3.5 million to recognize expired customer credits based on stated terms.  We also recorded other non-recurring charges totaling $2.0 million.  The effect of these adjustments, net of profit-sharing and income taxes, was $0.8 million, or $0.01 per diluted share for the three and twelve months ended December 31, 2004.

(2)          In May 2003 we received $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act.  Net of profit-sharing and income taxes, this amounted to $11.5 million, or $0.11 per diluted share for the twelve months ended December 31, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,		Percent		Twelve Months Ended December 31,		Percent
	2004	2003	Change		2004	2003	Change

Revenue passengers	3,178,517	2,377,510	33.7		11,782,625	9,011,552	30.8
Revenue passenger miles (000)	4,226,616	3,108,125	36.0		15,730,302	11,526,945	36.5
Available seat miles (000)	5,095,656	3,741,357	36.2		18,911,051	13,639,488	38.6
Load factor	82.9%	83.1%	(0.2	)pts.	83.2%	84.5%	(1.3	)pts.
Breakeven load factor (1)	82.4%	74.5%	7.9	pts.	77.7%	72.5%	5.2	pts.
Aircraft utilization (hours per day)	13.2	12.8	2.9		13.4	13.0	3.2

Average fare	$100.79	$106.72	(5.6)		$103.61	$107.09	(3.3)
Yield per passenger mile (cents)	7.58	8.16	(7.1)		7.76	8.37	(7.3)
Passenger revenue per available seat mile (cents)	6.29	6.78	(7.3)		6.46	7.08	(8.8)
Operating revenue per available seat mile (cents)	6.56	7.03	(6.7)		6.69	7.32	(8.5)
Operating expense per available seat mile (cents)	6.32	6.09	3.7		6.10	6.08	0.3
Airline expense per available seat mile (cents) (1)	6.24	6.08	2.6		6.03	6.07	(0.5)

Departures	24,649	18,201	35.4		90,532	66,920	35.3
Average stage length (miles)	1,325	1,318	0.6		1,339	1,272	5.3
Average number of operating aircraft during period	66.5	49.6	34.0		60.6	44.0	37.8
Average fuel cost per gallon	$1.24	$0.84	47.4		$1.06	$0.85	24.5
Fuel gallons consumed (000)	64,526	48,143	34.0		241,087	173,157	39.2
Percent of sales through jetBlue.com during period	74.7%	74.6%	0.1	pts.	75.4%	73.0%	2.4	pts.
Full-time equivalent employees at period end (1)					6,413	4,892	31.1

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$410,417	$570,695
Total assets	2,798,644	2,185,757
Total debt	1,544,812	1,108,595
Stockholders’ equity	756,200	671,136

NON-GAAP FINANCIAL MEASURES (2)

(in thousands)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$321,830	$1,153,029
Less: Reported aircraft fuel	(80,192)	(255,366)
Add: Aircraft fuel at prior period cost per gallon	54,413	205,109
Profit sharing impact	3,867	7,539
Fuel neutral operating expenses	$299,918	$1,110,311

Fuel neutral operating margin	10.2%	12.3%
Fuel neutral operating expense per available seat mile (cents)	5.89	5.87

(1)          Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations

(2)          In management’s view, comparative analysis of results can be enhanced by excluding the significant increase in the price of aircraft fuel, which is beyond our control.

SOURCE:  JetBlue Airways Corporation